Exhibit 10.7
Approved at October 17, 2000 Board Meeting
     RESOLVED that Section Six (b) of the Corporation’s Deferred Compensation Plan for Key Employees (the “Plan”) is hereby amended in its entirety to read as follows:
     (b) Earnings Credits to Accounts. As of each Valuation Date, there shall be two adjustments, (i) each Participant’s Account shall be credited with earnings equal to the product of (x) the Value of such Participant’s Account as of the preceding Valuation Date (less any distributions from such Participant’s Account since such preceding Valuation Date), and (y) the Profit Sharing Quarterly Rate for the Quarter in which such Valuation Date occurs, and (i i) then any Employer Contributions to be credited to such Participant’s Account as of such Valuation Date shall be credited to such Account, and shall commence to earn the Profit Sharing Quarterly Rate as of the first day of the following Quarter. For all purposes hereof, the Profit Sharing Quarterly Rate for the Quarter of reference shall mean the quotient, expressed as a percentage rounded to two decimal places, of (i) the earnings (or losses) of the Profit Sharing Plan for the Quarter of reference, divided by (ii) the excess of (x) the aggregate amount allocated to Participant Accounts under the Profit Sharing Plan as of the end of the Quarter preceding the Quarter of reference, over (y) the aggregate amount distributed from the Participant Accounts during the Quarter of reference, all as reasonably determined by the Administrator in its sole discretion.
     RESOLVED that the foregoing amendment shall be effective as of the Effective Date of the Plan.

KIRBY CORPORATION
DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
This Agreement, entered into effective as of January 1, 1992, establishes the Kirby Corporation Deferred Compensation Plan for Key Employees (hereafter “Plan”), an unfunded nonqualified deferred compensation plan, designed primarily to provide additional benefits to Eligible Employees (as defined below) to restore benefits to which they would be entitled under the Employer’s qualified retirement program were it not for certain limits (being the limitations with respect to the amount of compensation which may be taken into account in determining benefits under a qualified plan and the limits on the amount of benefits that can be provided), and thereby enable such Eligible Employees to share equally in the contributions generated by the Employer’s profitability, and also to attain approximately the same level of retirement benefits, as a percentage of pay, as employees who are not adversely affected by the various maximum limits imposed with respect to qualified plans.
SECTION ONE    DEFINITIONS
     “Account” shall mean the record keeping account maintained in the Employer’s books and records for each Participant in the Plan.
     “Accrued Benefit” shall mean the Value of the Participant’s Account as of the Valuation Date coincident with or next preceding the date of reference.
     “Administrator” shall mean the person(s) designated to administer the Plan pursuant to Section Two.
     “Affiliate” shall mean any corporation entitled to participate in the Profit Sharing Plan at the time of reference.
     “Beneficiary” shall mean the person(s), entity or entities described in Section 10.
     “Cash Distribution Amount” shall mean the amount, if any, which is paid to the Participant with respect to the Plan Year of reference in connection with the reduction in the Profit Sharing Employer Contribution as a result of contributions to the Kirby Corporation 401 (k) Plan.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Compensation” shall have the same meaning as in the Profit Sharing Plan, but without the limitation set forth in the last sentence of that definition.
     “Designation of Employer Contribution” shall mean the designation of the Employer Contribution for a Participant with respect to a Plan Year in the form attached hereto as Exhibit A.
     “Disability” shall mean disability as defined in the Profit Sharing Plan.

     “Employer” shall mean, collectively, Kirby Corporation and each Affiliate at the time of reference, who is employing a Participant, except that where it is necessary to distinguish between such entities, reference shall be made to the appropriate entity.
     “Employer Contribution” shall mean, individually and collectively as the context requires, the amount(s) credited to a Participant’s Account under Section Five.
     “Effective Date” shall mean January 1, 1992.
     “Eligible Employee” shall mean an Employee who is (a) either a member of management of the Employer or is a highly compensated employee of the Employer, (b) an officer of the Employer, all as determined by the Administrator in it sole discretion.
     “Employee” shall mean an employee of the Employer as determined under the books and records of the Employer.
     “Entry Date” shall mean the first day of the first Plan Year during which an Eligible Employee’s Maximum Contribution would be greater than zero.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Excess Benefit Amount” shall mean the amount contributed to the Dixie Carriers, Inc. Employees’ Excess Benefit Plan with respect to the Plan Year of reference.
     “401(k) Limitation Compensation” shall mean the quotient of the maximum elective deferral permitted under Section 402(g)(l) for the Plan Year of reference divided by (i) 6% for the Plan Year ending 12/31/92, and (ii) 3% for each Plan Year thereafter,
     “Governing Authority” shall mean the Board of Directors of Kirby,
      “Kirby” shall mean Kirby Corporation, or its successor”
     “Maximum Contribution Limitation” shall mean the formulae set forth on Schedule A which represents the maximum contribution which can be made for any Participant hereunder at the time of reference.
     “Maximum Contribution” shall mean maximum amount of Employer Contribution which a Participant may receive hereunder with respect to the Plan Year of reference, and shall be computed under the Maximum Contribution Formulae,

     “Participant” shall mean an Eligible Employee who has satisfied the requirements of Section Three and whose participation has not been terminated as provided in Section Three.
     “Plan” shall mean this Kirby Corporation Deferred Compensation Plan for Key Employees, as set forth in this document and subsequent amendments.
     “Plan Year” shall mean calendar year.
     “Profit Sharing Employer Contribution” shall mean the amount, if any, contributed by an Employer for the benefit of its employees, to the Profit Sharing Plan with respect to the Plan Year of reference.
     “Profit Sharing Plan” shall mean the Kirby Corporation Profit Sharing Plan as in effect (including retroactive amendments) on the Effective Date,
     “Profit Sharing Amount” shall mean the amount allocated to the Participant’s account under the Profit Sharing Plan with respect to the Plan Year of reference.
     “Profit Sharing Percentage” shall mean for each Plan Year, with respect to each Employer, the quotient of (i) the Profit Sharing Employer Contribution of such Employer for the Plan Year of reference, divided by (ii) the aggregate Statutory Compensation of each employee of such Employer who shares in such Profit Sharing Employer Contribution.
     “Quarter” shall mean calendar quarter.
     “Schedule AH shall mean the schedule designated as Schedule A which fonns part of this Plan and which shows the Maximum Contribution Limitation at the time of reference.
     “Statutory Compensation” shall mean Compensation as defined in the Profit Sharing Plan for the Plan Year of reference.
     “Value” shall mean the value of an Account as reflected on the properly kept books of the Employer at the time of reference.
     “Valuation Date” shall mean the last day of each Quarter.
     “Vesting”, “Vested” and similar references shall mean the percentage of a Participant’s Accrued Benefit to which he or she is entitled upon a Separation at the time of reference and under the circumstances then present.
SECTION TWO    ADMINISTRATION
     (a) Employer Duties. The Employer shall, upon request or as may be specifically required under the Plan, furnish or cause to be furnished all of the information or documentation in its possession or control which is necessary or required by the Administrator to perform its duties and functions under the Plan.

     (b) Governing Authority Duties. The Governing Authority shall, upon request by the Administrator or as may be specifically required under the Plan, furnish or cause to be furnished all of the information or documentation in its possession or control which is necessary or required by the Administrator to perform its duties and functions under the Plan.
     (c) Appointment of Administrator. The Governing Authority may appoint in writing one or more persons to serve as Administrator.
     Any Administrator appointed hereunder who shall be an Employee shall serve without compensation; and such person shall automatically cease to be an Administrator upon his or her termination of employment by the Employer. An Administrator may resign at any time by giving thirty (30) days’ prior written notice to the Employer’s Governing Authority. The Employer may remove an Administrator at any time by written notice, and may appoint a successor Administrator.
     If at any time there shall be two (2) or more persons acting as Administrator, such persons shall conduct the business of the Administrator by meetings, held from time to time at their discretion, and the actions of the Administrator shall be determined by majority vote, which may be made by telephone, wire, cable or letter, and the Administrator may designate, in writing, one (1) or more of its members who shall have authority to sign or certify that any action taken by the Administrator represents the will of, and is binding on, the Administrator.
     The Administrator shall acknowledge the assumption of his or her duties hereunder in writing, or shall endorse a copy of this Plan.
     In the event the Administrator has not been effectively appointed hereunder at the time of reference, Kirby shall act as the Administrator.
     (d) Duties of Administrator. The Administrator shall obtain, as shall from time to time be necessary to properly administer the Plan, the (i) the Certifications of each Employer, (ii) the Beneficiary Designations (if any) filled out by each Participant, and (iii) such information or documents as shall be necessary or appropriate to administer the Plan,
     The Administrator shall be responsible for establishing and carrying out the objectives of the Plan, in accordance with its terms, for the exclusive benefit of its Participants.
     (e) Powers of Administrator. The Administrator shall have sole and exclusive authority and responsibility for administering, construing and interpreting the Plan, The Administrator shall have ail powers and discretion as may be necessary to discharge its duties and responsibilities under this Plan, including, but not by way of limitation, the power (i) to interpret or construe the Plan, (ii) to make rules and regulations for the administration of the Plan, (iii) to determine all questions of eligibility, status and other rights of Participants, Beneficiaries and other persons, (iv) to determine the amount, manner and time of the payment of any benefits under this Plan, and (v) to resolve any dispute which may arise under this Plan involving Participants or Beneficiaries. The Administrator may engage agents to assist it and may engage legal counsel, who may be counsel for the Employer. The Administrator shall not be responsible for any action taken or not taken on the advice of such counsel.

     Any action on matters within the discretion of the Administrator shall be final and conclusive as to all persons affected. The Administrator shall at all times endeavor to exercise its discretion in a non-discriminatory manner.
     No member of the Administrator shall vote or act upon any matter involving his own rights, benefits or other participation under this Plan, and in such case, the remaining member or members of the Administrator shall appoint a member pro-tern to act in the place of the interested member; provided, however, that if all members of the Administrator shall be disqualified under this paragraph with regard to one or more matters, the Chief Operating Officer of Kirby Corporation shall appoint three qualifying persons to be the Administrator with regard to such matters.
     (f) Indemnification of Administrator. Any individual Administrator and the individual(s) who may act to fulfill the responsibilities of the Administrator shall be indemnified by the Employer, jointly and severally, against any and all liabilities arising by reason of any act, or failure to act, pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating to the Plan, even if the same is judicially determined to be due to such person’s negligence but not when the same is judicially determined to be due to the gross negligence or willful misconduct of such person.
     (g) Bond and Expenses of Administrator. The Administrator shall serve without bond unless state or federal statutes require otherwise, in which event the Employer shall pay the premium. The expenses of the Administrator shall be paid by the Employer, Such expenses shall include all expenses incident to the functioning of the Administrator, including, but not by way of limitation, fees of accountants, counsel and other specialists and other costs of administering the Plan.
     (h) Administrator Records and Reports. The Administrator shall maintain adequate records of all of its proceedings and acts and all such books of account, records, and other data as may be necessary for administration of the Plan. The Administrator shall make available to each Participant upon his request such of the Plan’s records as pertain to him for examination at reasonable times during normal business hours.
     (i) Reliance on Tables. In administering the Plan, the Administrator shall be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Administrator.
SECTION THREE    PARTICIPANTS
     An Eligible Employee will become be a Participant in this Plan on his Entry Date.
     By becoming a Participant, each Eligible Employee shall for all purposes be deemed conclusively to have assented to the provisions of this Plan and to all amendments to this Plan.

     Once an Eligible Employee becomes a Participant, he shall remain a Participant until the earliest of the date on which (i) his Vested Accrued Benefit is paid to him, (ii) he terminates employment with the Employer for any reason (all references to termination of employment shall be deemed to include, without limitation, involuntary discharge without cause) without a Vested interest in his Accrued Benefit, or (iii) the Plan is terminated.
SECTION FOUR    NO EMPLOYEE CONTRIBUTIONS
     At this time no contributions may be made to this Plan by Eligible Employees. To the extent that this policy shall change in the future, the rules with respect to such contributions will be set forth in this Section Four.
SECTION FIVE    CONTRIBUTIONS
     (a) Determining the Employer Contributions. For each Plan Year of reference, beginning with the Plan Year ended December 31, 1992, the Employer of each Participant shall credit the Account of each such Participant with such amount of Employer Contribution, if any, as such Employer, in its sole discretion, shall deem appropriate with respect to such Participant, provided however that such Employer Contribution shall never exceed the Maximum Contribution for such Participant for such Plan Year.
     (b) Crediting the Employer Contributions. The crediting of an Employer Contribution to a Participant with respect to a Plan Year shall be effective on the last day of the Quarter during which the Employer delivers a Designation Of Employer Contribution for such Participant to the Administrator (which delivery ordinarily would occur some time after the Plan Year of reference). Notwithstanding the foregoing, in the sole discretion of the Employer, the Employer Contributions for Plan Year 1992 may be designated by the Employer as made in the second quarter of 1993 and treated as though the Designation of Employer Contribution was received by the Administrator during such Quarter.
SECTION SIX    ACCOUNTS
     The Employer shall maintain an Account in the name of each Participant.
     (a) Credits to each Account. The Employer shall credit each Participant’s Account with (i) the Employer Contributions made for such Participant in the manner and at the time described in Section Five, and (ii) the interest earned as provided in (b) below, and shall debit the Account by the amount of any payments to the Participant or his Beneficiary with respect to such Account.
     (b) Earnings Credits to Accounts. As of the last day of each Quarter there shall be two adjustments, (i) the Account shall be credited with earnings equal to the product of (x) the

Value of a Participant’s Account as of the last day of the preceding Quarter (less any distributions occurring since such last day of the preceding Quarter), and (y) Eighty-Five percent (85%) of the quotient of (A) the sum of the Prime Rate as reported in the Wall Street Journal (and in the absence of such paper, at Kirby’s primary lending bank) as of the first business day of each month during the Quarter of reference, divided by (B) Twelve (12), and (ii) then any Employer Contributions to be credited to the Participant’s Account as of the last day of such Quarter shall be credited to such Account, and shall commence to earn interest as of the first day of the following Quarter.
     (d) Annual Statements. Within 90 days after the end of each Plan Year, the Employer shall furnish each Participant with a statement of his Account showing the Value of his Account as of the last day of such Plan Year.
SECTION SEVEN    VESTING
     Each Participant shall be Vested in his Accrued Benefit in exactly the same percentage as he is “Vested” in his “Accrued Benefit” (as those terms are defined in the Profit Sharing Plan) under the Profit Sharing Plan at the time of reference and, upon termination of employment with the Employer for any reason, a Participant shall be entitled to a distribution under Section Eight of his Vested Accrued Benefit, and shall forfeit permanently the remaining, nonVested, portion of his Accrued Benefit, Notwithstanding any other provision hereof to contrary, where (if ever) all or any portion of an Employer Contribution for a Participant for a Plan Year is credited to his Account before the end of such Plan Year then, regardless of his Vested percentage, the Participant permanently will forfeit 100% of such Employer Contribution(s) (and related earnings) unless he is entitled to share in the Profit Sharing Employer Contribution (if any) under the Profit Sharing Plan with respect to such Plan Year, The amount forfeited as provided in this Section Seven will simply remain the property of the Employer.
SECTION EIGHT    PAYMENT
     The Participant’s Vested Accrued Benefit shall be payable in a lump sum payment within not less than 75 days, and not more than a reasonable time (not to exceed six (6) months), after the earliest to occur of the date of the Participant’s (i) death, (ii) Disability, or (iii) termination of employment with the Employer.
SECTION NINE    SOURCE OF PAYMENT
     All payments of the Vested Accrued Benefit shall be paid in cash from the general funds of the Employer, and no special or separate fund shall be established or other segregation of assets made to assure such payments in such a way as to make this Plan a “funded” plan for purposes of ERISA or the Code; provided, however, that the Employer may, in its sole discretion, establish a bookkeeping reserve to meet its obligations under the Plan. Nothing contained in the Plan shall create or be construed to create a trust of any kind, and nothing contained in the Plan nor any action taken pursuant to the provisions of the Plan shall create or be construed to create a fiduciary relationship between the Employer and a Participant, Beneficiary, employee or other person. To the extent that any person acquires a right to receive payments from the Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer,
     For purposes of the Code, the Employer intends this Plan to be an unfunded, unsecured promise to pay on the part of the Employer. For purposes of ERISA A, the Employer intends the Plan to be an unfunded plan primarily for the benefit of a select group of management or highly compensated employees of the Employer for the purpose of qualifying the Plan for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(l) of ERISA.
SECTION TEN    DESIGNATION OF BENEFICIARIES
     (a) Designation by Participant. A Participant’s written designation of one or more persons or entities as his Beneficiary shall operate to designate the Participant’s Beneficiary under this Plan. The Participant shall file with the Administrator a copy of his Beneficiary designation under the Plan on a form supplied to the Participant by the Administrator, The last such designation received by the Administrator shall be controlling, and no designation, or change or revocation of a designation shall be effective unless received by the Administrator prior to the Participant’s death.
     (b) Lack of Designation. If no Beneficiary designation is in effect at the time of a Participant’s death, if no designated Beneficiary survives the Participant or if the otherwise applicable Beneficiary designation conflicts with applicable law, the Participant’s estate shall be the Beneficiary. The Administrator may direct the Employer to retain any unpaid Vested Accrued Benefit, without liability for any interest, until all rights to the unpaid Vested Accrued Benefit are determined. Alternatively, the Administrator may direct the Employer to pay such Vested Accrued Benefit into any court of appropriate jurisdiction. Any such payment shall completely discharge the Employer of any liability under the Plan,
SECTION ELEVEN    AMENDMENT AND TERMINATION
     The Plan may without cause and without prior notice be amended, suspended or terminated, in whole or in part, by the Governing Authority, but no such action shall retroactively impair the rights of any person to payment of their Vested Accrued Benefit under the Plan.
SECTION TWELVE    GENERAL PROVISIONS
     (a) No Assignment. The right of any Participant or other person to the payment of the Accrued Benefit shall not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, except as provided in Section Ten with respect to designations of Beneficiaries. If any person shall attempt to assign, transfer, pledge or encumber any portion of his Accrued Benefit, or if by reason of his bankruptcy or other event happening at any time any such payment would be made subject to his debts or liabilities or would otherwise devolve upon anyone else and not be enjoyed by him or his Beneficiary, the Administrator may, in its sole discretion, terminate such person’s interest in any such payment and direct that the same be held and applied to or for the benefit of such person, his spouse, children or other dependents, or any other persons deemed to be the natural objects of his bounty, or any of them, in such manner as the Administrator may deem proper.
     (b) Incapacity. If the Administrator shall Find that any person is unable to care for his affairs because of illness or accident or is a minor, any payment due (unless a prior claim for such payment shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to his spouse, a child, a parent, or a brother or sister, or any other person deemed by the Administrator, in its sole discretion, to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Employer under the Plan as to the amount paid.
     (c) Information Required. Each Participant shall file with the Administrator such pertinent information concerning himself and his Beneficiary as the Administrator may specify, and no Participant or Beneficiary or other person shall have any rights or be entitled to any benefits under the Plan unless such information has been filed by, or with respect to, him.
     (d) Election by Participant. All elections, designations, requests, notices, instructions and other communications from a Participant, Beneficiary or other person to the Administrator required or permitted under the Plan shall be in such form as is prescribed from time to time by the Administrator, shall be mailed by first-class mail or delivered to such location as shall be specified by the Administrator and shall be deemed to have been given and delivered only upon actual receipt by the Administrator at such location.
     (e) Notices by Administrator. All notices, statements, reports and other communications from the Administrator to any employee, Eligible Employee, Participant, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when delivered to, or when mailed first-class mail, postage prepaid and addressed to, such employee, Eligible Employee, Participant, Beneficiary or other person at his address last appearing on the records of the Employer.
     (f) No Employment Rights. Neither the Plan nor any action taken under the Plan shall be construed as giving to any person the right to be retained in the employ of the Employer or as affecting the right of the Employer to dismiss any employee at any time, with or without cause.
     (g) Withholding of Taxes. The Employer shall deduct (i) from the Participant’s nondeferred Compensation any amount required to be paid by the Participant* as of the effective date of crediting an amount to his Account hereunder, as a Federal or state tax; and (ii) from the amount of any payment made pursuant to this Plan, any amounts required to be paid or withheld by the Employer or Administrator with respect to Federal or state taxes. By his participation in the Plan, each Participant agrees to all such deductions.
     (h) Waivers. Any waiver of any right granted pursuant to this Plan shall not be valid unless the same is in writing and signed by the party waiving such right. Any such waiver shall not be deemed to be a waiver of any other rights.

     (i) Benefit. This Plan and the rights and obligations under this Plan shall be binding upon all parties and inure to the benefit of only the Participants, Beneficiaries and their respective legal representatives,
     (j) Severability. In case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Plan shall not in any way be affected or impaired.
     (k) Captions and Gender. The captions preceding the Sections and subsections of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of this Plan. Where the context admits or requires, words used in the masculine gender shall be construed to include the feminine and the neuter also, the plural shall include the singular, and the singular shall include the plural.
     (l) Choice of Law, The Plan and all rights under this Plan shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent preempted by ERISA.
     IN WITNESS WHEREOF, the Employer has executed this Plan as of this       day of ___, 1994.

KIRBY CORPORATION
By:
Its:

SCHEDULE A
     For the period beginning January 1, 1992 and continuing through December 31 1993, and continuing thereafter until amended by the Governing Authority, the Maximum Contribution for each Participant for each Plan Year shall be separately computed under the following Maximum Contribution Formulae, and the Employer Contribution for such Participant for such Plan Year may not exceed such Maximum Contribution:
     ([Compensation — 401(k) Limitation Compensation] x 3%) + (Compensation x Profit Sharing Percentage) — (Profit Sharing Amount + Excess Benefit Amount + Cash Distribution Amount) = Maximum Contribution.